EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-68923, 333-80045 and 333-43454 and Form S-8 Nos. 33-95168, 333-51547, 333-37814, 333-48706, 333-51136, 333-57752, 333-91430, 333-106100 and 333-127770) of PLC Systems Inc. of our report dated February 10, 2005 with respect to the consolidated financial statements and financial statement schedule of PLC Systems Inc. as of December 31, 2004 and for each of the two years in the period ended December 31, 2004, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 27, 2006